EXHIBIT 4.0(d)
                          GRAND COURT LIFESTYLES, INC.

                    SUPPLEMENTAL OFFICER'S CERTIFICATE NO. 2


     Catherine Merlino, a Vice President of GRAND COURT LIFESTYLES, INC. (the "Company"), pursuant to the authority granted in the Board Resolutions of the Company dated April 19, 1999, and Sections 102, 301, 1201 and 1207 of the Indenture defined herein, does hereby certify to The Bank of New York (the "Trustee"), as Trustee under the Indenture of the Company (For Unsecured Debt Securities) dated as of October 1, 1998 (the "Indenture") that:

     1. The securities of the first series issued under the Indenture are designated "11% Series Notes due December 15, 2005" (the "Notes of the First Series"). The terms of the Notes of the First Series are set forth in the Officer's Certificate dated November 24, 1998 and in Exhibit A thereto, previously delivered to the Trustee. All capitalized terms used in this certificate which are not defined herein but are defined in such Exhibit A shall have the meanings set forth in such Exhibit A; all capitalized terms used in this certificate which are not defined herein or in such Exhibit A hereto but are defined in the Indenture shall have the meanings set forth in the Indenture;

     2. On the date hereof, the Company and the Trustee entered into the First Supplemental Indenture, dated as of May 3, 1999 (the "First Supplemental Indenture") amending Sections 801, 802 and 807 of the Indenture, as described in the First Supplemental Indenture;

     3. This Supplemental Officer's Certificate No. 2 is being delivered pursuant to Sections 1201 and 1207 of the Indenture to effect the following changes to the terms of the Notes of the First Series:

          (a) the aggregate principal amount of the Notes of the First Series which may be authenticated and delivered under the Indenture shall be limited to $15,000,000, except as contemplated in
               Section 301(b) of the Indenture;

     4. In the opinion of the undersigned the amendments to the Indenture referred to in item 2 above and the change referred to in item 3(a) above, do not adversely affect the interests of the Holders of the Notes in any material respect;

     5. The undersigned has read the accompanying Company Order No. 3, dated the date hereof, for the authentication and delivery of the Notes, the First Supplemental Indenture, all of the covenants and conditions contained in the



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          Indenture relating to the issuance of the Notes of the First Series, the execution and delivery of the First Supplemental Indenture and the definitions in the Indenture relating thereto;

     6. The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein;

     7. In the opinion of the undersigned, she has made such examination or investigation as is necessary to enable her to express an informed opinion whether or not such covenants and conditions have been complied with; and

     8. In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent) to the authentication and delivery of the Notes of the First Series requested in the accompanying Company Order No. 3 and the execution and delivery of the First Supplemental Indenture have been complied with.

         IN WITNESS WHEREOF, I have executed this Officer's Certificate this 3rd day of May, 1999.


                                            GRAND COURT LIFESTYLES, INC.




                                            By:  /s/Catherine Merlino
                                                 ---------------------
                                                 Catherine Merlino
                                                 Vice President